EXHIBIT 10.2

[LETTERHEAD OF SENETEK PLC]

June 10, 2003

Dr. Horst Wenck

Beiersdorf A.G.

Unnastrasse 48

Hamburg 20045

Germany

Dear Dr. Wenck:

We are very pleased to confirm the terms of the proposed collaboration between Senetek PLC and Beiersdorf AG regarding Beierdorf’s evaluation of the use of kinetin, zeatin and other cytokinins covered by Senetek’s issued international and national patents for pharmaceutical, dermatological and cosmeceutical applications, a current listing of which is attached to this letter, or any patents covering such compositions or methods that may hereafter be licensed to Senetek by a third party (subject to any limitations on sub-licensing that may be contained in any such license) (collectively, the “Patents”).

1. Supply of Compounds. At its cost, Senetek will supply samples of kinetin, zeatin and, subject to availability at commercially reasonable cost, other cytokinin compounds of interest to Beiersdorf which are within the claims of the Patents, in quantities reasonably requested by Beiersdorf, solely for purposes of Beiersdorf’s evaluation and testing in accordance with this Agreement. If Senetek determines that any such additional compounds are not available at commercially reasonable cost, it shall so advise Beiersdorf which shall have the option to defray such additional cost. Senetek shall assure that all compounds delivered by it are of suitable purity for purposes of Beiersdorf’s evaluation and testing, and shall provide assay reports thereon at the time of delivery. In providing such materials, Senetek shall comply with all legislation and regulations concerning shipment of substances by land, sea or air. Senetek also shall provide to Beiersdorf all information in its possession or control regarding the compounds supplied, including the results of any testing theretofore performed by Senetek or by third parties under contract with or otherwise for the benefit of Senetek (subject to any applicable confidentiality limitations with such third parties).

2. Test Methodologies and Protocols. Senetek recognizes that Beiersdorf must be free to develop its testing program and related methodologies and protocols as its evaluations proceed, subject to the terms of this Agreement. Beiersdorf shall provide Senetek with its plans of the in vitro, en vivo, in vivo and other testing planned to be performed from time to time, and of the related methodologies, in studying the anti-senescence activity, toxicity, stability and other attributes of the compounds to be evaluated.

3. Conduct of Testing. At its cost, Beiersdorf shall conduct such testing and shall obtain all approvals and consents required for the conduct of such testing in accordance with the requirements of any institution at which such testing is to be performed. Senetek recognizes that the initial testing of each compound will be exploratory in nature to develop more definitive evaluative procedures, and will not necessarily conform to good laboratory practices, but Beiersdorf agrees that all testing pursuant to this Agreement shall be done in a professional manner and in accordance with generally accepted research practices.

4. Reports and Meetings. Beiersdorf shall furnish to Senetek periodic, timely reports of all evaluation and testing performed and results obtained during the period since the preceding report, including prompt interim reports in the event of any material development. In addition, upon completion of testing of each compound, Beiersdorf shall furnish to Senetek a report setting forth its conclusions and indicating whether Beiersdorf wishes to enter into negotiations for a license for use of the compound as described in paragraph 6 below. As frequently as appropriate Beiersdorf shall conduct program review meetings at Beiersdorf’s research facility between its researchers and representatives of Senetek to discuss the progress of the program, address problems or concerns, resolve questions and confirm future plans. Such reports shall be treated as confidential information as provided in paragraph 9, provided that if Beiersdorf does not elect to enter into a license for the use of any compound which is the subject of any such report, Senetek shall own such reports and the laboratory and other records of evaluation and testing prepared by Beiersdorf as provided in paragraph 3, and shall be entitled to use the same for its own account in commercially developing such compound, and provided further that if Beiersdorf does enter into a license for the use of any compound which is the subject of any such report, Beiersdorf shall be entitled to use the same in commercially developing such compound within the scope of such license and Senetek shall be entitled to use the same in commercially developing such compound outside of the scope of such license.

5. Program Completion. As part of each report referred to in paragraph 4, Beiersdorf shall provide its estimate of the tests and time required for it to complete its evaluation of the compounds then being evaluated, it being agreed that Beiersdorf shall attempt to complete its evaluation of each compound within six months of its receipt of such compound and related materials as provided in paragraph 1, if consistent with the requirements of paragraph 3. It is agreed that notwithstanding paragraph 10, any research that is ongoing on the date that the term of this Agreement expires shall be completed as promptly as practical consistent with the dictates of paragraph 3, and all of the terms of this Agreement shall apply to any results of such evaluation notwithstanding the expiration or termination of the term of this Agreement.

6. Licensing. Promptly following receipt by Senetek of any notification by Beiersdorf as described in paragraph 4 that Beiersdorf wishes to enter into negotiations for a license of any of the compounds that is has evaluated, representatives of Senetek and Beiersdorf shall commence good faith negotiations for a license thereof upon terms reflective of the commercial potential of such compound and mutually acceptable to the parties. Unless otherwise mutually agreed, any such license shall grant Beiersdorf exclusive rights for the life of the related Patents (including any reissues, continuations in part or the like which are entitled to the same priority dates as the Patents) and any new patents filed in accordance with paragraph 7 below, to use such compound for skin care, cosmetic and other so-called “cosmeceutical” products sold in the “mass market” channel of distribution worldwide. The parties shall endeavor to complete the negotiation and execution of such license within three months of commencement of negotiations. In the event that, subsequent to the execution of such license, Beiersdorf identifies other compounds covered by the Patents or any new patents filed as provided in paragraph 7 which it wishes to license, such additional compounds will be added to the existing license by an amendment setting forth such terms applicable to exploitation of such compound as are reflective of the commercial potential thereof and are mutually acceptable to the parties.. In the event that, despite the parties’ good faith efforts, such a license is not negotiated and executed within the three month period above provided (or such longer period as the parties may mutually agree), Senetek shall be entitled to negotiate with third parties for a license of rights to the compound or compounds that were the subject of such negotiation, provided that Senetek shall not enter into a license with such a third party on terms more favorable to such third party than the terms finally offered by Senetek to Beiersdorf in the course of their negotiations, without first offering Beiersdorf a ten day period to execute such license upon such more favorable terms. The parties agree that Beiersdorf shall not have any rights with respect to any compound evaluated under this Agreement other than the rights provided for in this Agreement, including without limitation any right to a license of such compound beyond the field of use referred to above, provided that Senetek agrees not to exploit or license any third party to exploit for pharmaceutical purposes any such compound for which Beiersdorf is licensed hereunder in any manner that would preclude or materially restrict exploitation of such compound by Beiersdorf in the field of use referred to above.

7. Intellectual Property. In the event, and on each occasion, that Beiersdorf’s evaluation and testing of compounds covered by this Agreement reveals an effect of any such compounds that is not adequately covered by the Patents or any patents theretofore issued as provided in this Section 7 and which merits patent protection, the parties shall collaborate in the preparation of documents required for the filing of patent applications on each such invention and each such application shall include the names of those employees of the parties (as co-inventors) who were responsible for the development of the invention. Senetek shall be the owner of such patents, and shall pay the cost of preparing, filing, prosecuting and maintaining such patents in all countries in which Senetek (and Beiersdorf if it is licensed thereunder) wishes to obtain patent protection, provided that if Senetek declines to file in any country in which Beiersdorf wishes patent protection, Beiersdorf shall pay such costs and shall be entitled to a credit against future royalties for the amount of such costs. Neither party shall make any publication with respect to any such invention until such time as patent protection as above provided has been obtained. Notwithstanding the foregoing, if any invention referred to above involves both a composition evaluated by Beiersdorf under this Agreement and a composition or process covered by a patent or patents heretofore acquired by or licensed to Beiersdorf, then the parties shall jointly pay the costs of preparing, filing, prosecuting and maintaining, and shall jointly own, any patent with respect thereto, provided that if Beiersdorf is precluded from doing so by the terms of any license or other contractual restriction, no patent shall be applied for on such invention but the parties shall negotiate in good faith for cross-licenses of their respective rights so as to permit exploitation of such invention on commercially reasonable terms, if practicable.

8. Acknowledgement of Validity. In considereation of the rights granted to Beiersdorf herein and of the delivery by Senetek of its confidential information for purposes of Beiersdorf’s evaluation and testing of the compounds covered by the Patents, Beiersdorf, for itself and its affiliates and their respective directors, officers, employees and agents (collectively, “Representatives”) hereby irrevocably acknowledges that the Patents and any patents issued as provided in paragraph 7 are owned by Senetek and are in all respects valid and enforceable, relinquishes all rights to dispute such ownership, validity and enforceability, and covenants not to assert, either affirmatively or defensively, that any of the Patents or such additional patents is not so owned or is invalid or unenforceable in any respect, in any court or other proceedings or before any patent office or tribunal whatsoever.

9. Confidentiality. The parties acknowledge that they are parties to a Confidentiality and Non-Use Agreement dated September 18, 2002,, which shall apply to the subject matter of this Agreement and accordingly is incorporated herein by reference with the same force and effect as if the same were set forth herein in full. In addition, except as otherwise provided in this Agreement, the parties agree to treat as confidential, in accordance therewith, all information concerning this Agreement and any and all information developed by either party in the performance of this Agreement, provided that upon execution of this Agreement the parties shall issue a joint press release in the form attached hereto.

10. Term. This Agreement shall continue in effect for twelve (12) months from the date of Beiersdorf’s acceptance hereof, unless sooner terminated by either party on not less than three (3) months prior written notice, provided that termination or expiration of the term of this Agreement shall not affect the rights and obligations of the parties hereunder with respect to any events during the term.

11. Indemnification; Governing Law and Dispute Resolution. Each party, on behalf of itself and its affiliates (collectively, the “Indemnitor”) agrees to indemnify and hold harmless the other party and its Representatives (collectively the “Indemnitee”) from and against any and all loss, cost or liability arising from any breach by the Indemnitor of any of its agreements or obligations herein. This Agreement shall be governed by and interpreted in accordance with the laws of California applicable to agreements made therein. In the event of any dispute between the parties concerning the validity, interpretation or performance of this Agreement which the parties are unable in good faith to resolve within thirty days after notice by either party of such a dispute, such dispute shall be referred for a final and binding decision by a panel of three arbitrators appointed under and acting in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Panel”), such arbitration to be conducted in Napa, California, provided that in an appropriate case either party may apply to any court of competent jurisdiction for provisional injunctive relief pending the decision of the Panel. The parties agree to abide by and execute the award of the Panel without delay, and enforcement of such award may be applied for in any court of competent jurisdiction.

12. General.

•	No Joint Venture. It is not the intent of the parties to form any partnership or joint venture. Each party shall, in relation to its rights and obligations hereunder, act as an independent contractor, and nothing herein shall give either party the power or authority to act for, bind or commit the other.

•	No Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

•	Notices. Any notice required or permitted to be given hereunder shall be given by certified mail or recognized express courier service with signature required for delivery to the addresses of the parties set forth above, or to such other address as either party may direct by notice to the other. All notices shall be simultaneously given by facsimile transmission to such facsimile numbers as the parties may from time to time direct.

•	Time Periods. The time periods provided for herein during which either party is permitted or required to take any action shall be tolled and extended for such period of time, if any, as the other party is in breach of any of the terms of this Agreement.

•	Entire Agreement. This letter constitutes the sole and entire agreement between the parties and supercedes any or all prior agreements or understandings, written or oral. This Agreement shall not be deemed amended in any respect unless such amendment is set forth in a written instrument specifically amending this Agreement and signed by both parties. No failure by either party to exercise, and no delay in exercising, any right hereunder shall be deemed a waiver or relinquishment of such right.

If this letter correctly reflects the agreement between us, please sign and return one copy of this letter.

Very truly yours,

SENETEK PLC

By:
Andreas O. Tobler COO & MD Europe

Agreed and Accepted:

BEIERSDORF AG

By:	By:
Name:	Name:
Date:	Date:

LIST OF SENETEK PATENTS

Patent No.	Issue Date	Title	Expires
5,151,425	9/29/1992	Method/Comp For Treating Inflammation	6/20/2011
1,339,503	10/21/1997	Ameliorating Effects of Aging	10/21/2016
5,021,422	6/4/1991	Method/Comp for Treat Hyper Skin Diseases	6/4/2008
5,164,394	11/17/1992	Method/Comp for Treat Hyper Skin Diseases	10/17/2009
250273	1/28/1997	Method/Comp for Amel Adv Effects Aging	1/28/2012
666836	7/9/1996	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
PI9107307	10/31/2000	Method/Comp for Amel Adv Effects Aging	5/16/2011
2,108,369		Method/Comp for Amel Adv Effects Aging	5/16/2011
ZL91104472	11/27/1997	Method/Comp for Amel Adv Effects Aging	1/28/2006
0584068	4/10/2000	Method/Comp for Amel Adv Effects Aging	5/16/2011
584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
935039		Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
P69131692.9	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/29/2011
1715/91		Method/Comp for Amel Adv Effects Aging	5/20/2007
98204	2/12/1995	Method/Comp for Amel Adv Effects Aging	5/20/2010
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
3103375	8/25/2000	Method/Comp for Amel Adv Effects Aging	5/16/2011
3103375	8/25/2000	Method/Comp for Amel Adv Effects Aging
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
PI9100865	5/22/1991	Method/Comp for Amel Adv Effects Aging
178834	7/21/1995	Method/Comp for Amel Adv Effects Aging	5/22/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2007
238210	3/4/1994	Method/Comp for Amel Adv Effects Aging	5/21/2007
247836	8/8/1997	Method/Comp for Amel Adv Effects Aging	5/21/2007
304814	2/22/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
42893		Method/Comp for Amel Adv Effects Aging
91120262		Method/Comp for Amel Adv Effects Aging
196660	2/22/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/6/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
0584068	10/16/1999	Method/Comp for Amel Adv Effects Aging	5/16/2011
076376	5/23/1996	Method/Comp for Amel Adv Effects Aging	7/28/2011
727		Method/Comp for Amel Adv Effects Aging	6/6/2011

0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011

Patent No.	Issue Date	Title	Expires
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2006
2107896	5/16/1991	Method/Comp for Treat Hyper Skin Diseases	5/10/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
3103374	8/24/2000	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
0584062	1/7/1998	Method/Comp for Treat Hyper Skin Diseases	5/16/2011
5,371,089	12/6/1994	Method/Comp for Amel Adv Effects Aging	12/6/2011
5,602,139	2/11/1997	Method/Comp for Amel Adv Effects Aging	2/11/2008
5,614,407	3/25/1997	Method/Comp for Amel Adv Effects Aging	3/25/2008